Exhibit 99.1

MF Global Ltd. Clarendon House 2 Church Street Hamilton HM 11, Bermuda Tel 441-296-1274

MF Global to Exit U.S. Futures Exchange

Decision Better Aligns Resources with Corporate Growth Strategy

NEW YORK, Dec. 17, 2008 – MF Global Ltd. (NYSE: MF), a leading broker of exchange-listed futures and options, today announced the strategic decision to no longer participate in the U.S. Futures Exchange (USFE), a Chicago-based electronic futures exchange. The company will take an impairment charge related to its equity investment in USFE.

“We evaluated a number of strategic alternatives for USFE in the context of MF Global’s market model and overall growth strategy,” said Bernard W. Dan, chief executive officer, MF Global. “The decision to exit the business and take the impairment charge is a reflection of our commitment to appropriately allocate our human and financial capital to those areas that will enhance operating margins and deliver long-term shareholder value.”

Absent a sale of USFE, MF Global estimates that in its third fiscal quarter it will take a non-cash impairment charge of $9 million to $11 million, related to its equity investment in the exchange and a cash charge of $3 million to $5 million, net of tax. USFE represented approximately $7 million of expense to MF Global annually, net of tax.

In connection with the separation and the company’s IPO, Man Group plc transferred a direct economic interest of 46.1 percent in USFE to MF Global. Together with a 1.8 percent interest held prior to the IPO, MF Global currently holds 47.9 percent of the interest in the exchange.

In a related announcement, the USFE has stated its intention to seek a strategic sale of its operations with the objective of reaching a resolution by December 31, 2008.

ABOUT MF GLOBAL

MF Global Ltd. (NYSE: MF) is the leading broker of exchange-listed futures and options in the world. It provides independent execution and clearing services for exchange-traded and over-the-counter derivative products as well as for non-derivative foreign exchange products and securities in the cash market. MF Global is uniquely diversified across products, trading markets, customers and regions. Its worldwide client base of more than 138,000 active accounts ranges from financial institutions, industrial groups, hedge funds and other asset managers to professional traders and private/retail clients. MF Global operates in 12 countries on more than 70 exchanges, providing access to the largest and fastest growing financial markets in the world. It is the leader by volume on many of these markets and on a single day averages eight million lots, more than most of the world’s largest derivatives exchanges. For more information, please visit mfglobal.com.

Forward-Looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release, including statements relating to the Company’s future charges and expenses, plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated. We caution you not to place undue reliance on these forward-looking statements. We refer you to the Company’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q on file with the Securities and Exchange Commission (SEC) for a description of the risks and uncertainties the Company faces.

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Contacts:
Media	Diana DeSocio, 212.589.6282, ddesocio@mfglobal.com
Investors	Lisa Kampf, 212.589.6592, lkampf@mfglobal.com